Exhibit 99.1

NasdaqGM:CECE	NEWS RELEASE

CECO ENVIRONMENTAL REPORTS

FIRST QUARTER 2009 RESULTS

Quarterly Gross Profit Increases by 38%

Operating Income Increases by $1.5 Million

CINCINNATI, OHIO, May 7, 2009—CECO Environmental Corp. (NasdaqGM:CECE), a leading provider of industrial ventilation and pollution control systems, today announced first quarter results for the period ended March 31, 2009.

Financial highlights for the first quarter of 2009 compared to the first quarter of 2008 include:

•	Gross profit increased by $2.4 million or 38.1% from $6.3 million to $8.7 million;

•	Gross profit as a percentage of sales increased to 21.9% from 13.4%;

•	Operating income increased $1.5 million to $0.8 million from an operating loss of $0.7 million in the first quarter of 2008;

•	Net income increased by $1.0 million to $0.4 million compared to a net loss of $0.6 million in 2008;

•	Income per diluted share was $0.03 compared to a loss of ($0.04) per diluted share in the prior year quarter; and

•	Net sales decreased by $7.1 million or 15.1% from $46.9 million to

$39.8 million.

Backlog as of March 31, 2009 was $63.2 million compared to $68.0 million as of December 31, 2008.

Richard Blum, President and COO stated, “We are especially pleased with the results for our first quarter of 2009. The first quarter is typically our weakest quarter due to the seasonality of our business. Of interest is the fact that almost 20 percent of our backlog, and almost 20 percent of our bookings, as of the end of the first quarter were from customers outside the United States. We did business with customers in 16 different countries in the first quarter. At the end of the first quarter, the five largest components of our backlog were the power, refining, chemical, ethanol, and steel industries.”

Chairman and CEO, Phillip DeZwirek, stated, “Although our revenues for the quarter were lower compared to 2008 it is important to note that our gross profit and operating income are significantly higher in the current quarter. Our recent series of acquisitions has resulted in an expansion of our equipment group which is typically higher margin business and we expect this trend to continue. The higher selling and administrative costs in this quarter are due to three new acquisitions not fully reflected in the comparative quarter. The higher income is also the result of our aggressive cost cutting program to reduce overhead costs in line with volume and to continue integration of our acquisitions to eliminate duplication and one time charges. We anticipate that the full effect of this cost cutting will be reflected in our fourth quarter.”

CECO will host a conference call on Thursday, May 7, 2009, at 10:30 a.m. EDT to review its financial results for the quarter. Conferencing details are as follows:

Dial in number: 800.901.5247

International dial in number: 617.786.4501

Participant pass code: 98484209

Replay: 888-286-8010

International: 617-801-6888

Passcode: 14200214

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. Through its subsidiaries CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry and virtually all industrial process industries.

For more information on CECO Environmental please visit the company’s website at http://www.cecoenviro.com

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

CECO ENVIRONMENTAL CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

Dollars in thousands, except per share data

	THREE MONTHS ENDED MARCH 31,
	2009	2008
Net sales	$39,751	$46,862
Cost of sales	31,084	40,567

Gross profit	8,667	6,295
Selling and administrative	7,513	6,816
Amortization	313	214

Income (loss) from operations	841	(735)
Other income, net	89	—
Interest expense (including related party interest of $109 and $0, respectively)	(362)	(209)

Income (loss) before income taxes	568	(944)

Income tax (benefit) expense	199	(369)

Net income (loss)	$369	$(575)

Per share data:
Basic net (loss) income	$0.03	$(0.04)

Diluted net (loss) income	$0.03	$(0.04)

Weighted average number of common shares outstanding:
Basic	14,322,777	14,690,212

Diluted	14,332,929	14,690,212

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in economic conditions and changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.